Exhibit 99.1

NEWS RELEASE

RAMBUS REPORTS THIRD QUARTER FINANCIAL RESULTS

Revenue of $57.5 million; GAAP net loss of $0.52 a share; Non-GAAP net income of $0.08 per share

Third Quarter Fiscal 2012 Business and Financial Highlights

•	Quarterly revenue of $57.5 million; non-GAAP customer licensing income of $62.4 million
•	Quarterly GAAP diluted loss per share of $0.52; non-GAAP diluted income per share of $0.08
•	Signed patent license agreement with Fujitsu
•	Secure Content Storage Association selects Cryptography Research to provide security expertise
•	Restructuring initiatives expected to provide overall net cash savings of $30 million - $35 million annually
•	The Company recorded a non-cash charge for the impairment of goodwill and long-lived assets in its Lighting and Display Technology Division of $35.5 million

SUNNYVALE, Calif. – October 18, 2012 – Rambus Inc. (NASDAQ:RMBS), one of the world’s premier technology licensing companies, today reported financial results for the third quarter ended September 30, 2012.

GAAP Financial Results:

Revenue for the third quarter of 2012 was $57.5 million, up 2% sequentially from the second quarter of 2012. This quarter-over-quarter increase was primarily due to recognition of one-time royalty revenue during the third quarter of 2012 from patent license agreement with Fujitsu. As compared to the third quarter of 2011, revenue was down 43% primarily due to recognition of one-time royalty revenue during the third quarter of 2011 from patent license agreements signed in the second and third quarter of 2011, lower royalties reported by certain licensees and a decrease in contract revenue. The decreased revenue for the third quarter of 2012 as compared to the prior year period was partially offset by revenue recognized from various new patent license agreements signed in 2012.

Revenue for the nine months ended September 30, 2012 was $176.6 million, down 23% from the same period last year, for the same reasons as discussed above.

Total operating costs and expenses for the third quarter of 2012 were $104.6 million, which included $2.6 million of general litigation expenses, $5.1 million of stock-based compensation expenses, $6.6 million of restructuring charges, $35.5 million of  impairment of goodwill and long-lived assets, $8.0 million of amortization expenses and $4.4 million of retention bonuses from past  business acquisitions. This is compared to total operating costs and expenses for the second quarter of 2012 of $78.0 million, which included general litigation expenses of $4.5 million, $6.2 million of stock-based compensation expenses, $7.9 million of amortization expenses and $7.7 million of acquisition-related deal costs and retention bonuses from past business acquisitions. Total operating costs and expenses for the third quarter of 2011 were $89.5 million, which included general litigation expenses of $23.5 million, $7.2 million of stock-based compensation expenses, $6.9 million of amortization expenses and $7.7 million of acquisition-related deal costs and retention bonuses from past business acquisitions.

Total operating costs and expenses for the nine months ended September 30, 2012 were $263.0 million, which included $11.2 million of general litigation expenses, $18.0 million of stock-based compensation expenses, $6.6 million of restructuring charges, $35.5 million of impairment of goodwill and long-lived assets, $23.5 million of amortization expenses and $21.5 million of acquisition-related deal costs and retention bonuses from past business acquisitions. This is compared to total operating costs and expenses for the nine months ended September 30, 2011 of $212.4 million, which included a $6.2 million gain related to the Samsung settlement, $44.2 million of general litigation expenses, $21.5 million of stock-based compensation expenses, $12.9 million of amortization expenses and $14.0 million of acquisition-related deal costs and retention bonuses from past business acquisitions. The change in total operating costs and expenses was primarily attributable to the impairment of goodwill and long-lived assets and restructuring charge taken during the third quarter of 2012, higher acquisition-related deal costs, retention bonuses and amortization expenses for business acquisitions, a lack of any gain from settlement, partially offset by lower general litigation expenses.

Net loss for the third quarter of 2012 was $58.1 million as compared to net loss of $32.2 million in the second quarter of 2012 and net income of $0.5 million in the third quarter of 2011. Diluted net loss per share for the third quarter of 2012 was $0.52 as compared to diluted net loss per share of $0.29 in the second quarter of 2012 and diluted net income per share of $0.00 in the third quarter of 2011.

Net loss for the nine months ended September 30, 2012 was $118.2 million as compared to a net loss of $14.3 million for the same period of 2011. Diluted net loss per share for the nine months ended September 30, 2012 was $1.07 as compared to a diluted net loss per share of $0.13 for the same period of 2011.

The Company updated the amount of the pre-tax charge it expects to record in the third quarter of 2012 in relation to its restructuring program announced on August 22, 2012. The charge is primarily driven by the reduction of overall corporate expenses which is expected to improve future profitability while refining some of the Company’s research and development efforts. The Company recorded a pre-tax charge of approximately $6.6 million during the third quarter of 2012 related primarily to the reduction in workforce, which included approximately $1.8 million in early termination payments to certain employees related to their previous retention bonus arrangements.

Additionally, the Company recorded a non-cash charge for the impairment of goodwill and long-lived assets within its Lighting and Display Technology division of approximately $35.5 million in the third quarter of 2012. The Company conducted this impairment review under the accounting rules as a result of the change in business strategy with less focus on display technology licensing and an increased focus on its general lighting technologies. Under generally accepted accounting principles, when indicators of potential impairment are identified, companies are required to conduct a review of the carrying amounts of goodwill and other long-lived assets to determine if impairment exists.

Non-GAAP Financial Results (1):

Customer licensing income in the third quarter of 2012 was $62.4 million, up 9% sequentially from the second quarter of 2012 for the reasons set out in the Company’s discussion of GAAP financial results above. As compared to the third quarter of 2011, customer licensing income was down 32% due to several factors, including recognition of one-time royalty revenue during the third quarter of 2011 from patent license agreements signed in the second and third quarter of 2011, lower royalties reported by certain licensees and the absence of new development contracts. This decline was partially offset by revenue recognized from various new patent license agreements signed in 2012. Customer licensing income for the nine months ended September 30, 2012 was $185.1 million as compared to $233.3 million in the same period of 2011 for the same reasons.

Total non-GAAP operating costs and expenses in the third quarter of 2012 were $45.0 million, which included general litigation expenses of $2.6 million. This is compared to total non-GAAP operating costs and expenses for the second quarter of 2012 of $56.0 million, which included general litigation expenses of $4.5 million. Total non-GAAP operating costs and expenses in the third quarter of 2011 were $66.8 million, which included general litigation expenses of $23.5 million. Non-GAAP operating costs and expenses for the nine months ended September 30, 2012 were $157.7 million as compared to $167.4 million in the same period of 2011 due primarily to lower litigation expenses, partially offset by higher headcount related costs from the increase in employee headcount attributable to business acquisitions and higher consulting costs.

Non-GAAP net income in the third quarter of 2012 was $9.0 million as compared to non-GAAP net loss of $1.1 million in the second quarter of 2012 and non-GAAP net income of $14.0 million in the third quarter of 2011. Non-GAAP diluted net income per share was $0.08 in the third quarter of 2012 as compared to non-GAAP diluted net loss per share of $0.01 in the second quarter of 2012 and non-GAAP net income of $0.12 in the third quarter of 2011. Non-GAAP net income for the nine months ended September 30, 2012 was $11.5 million as compared to $36.6 million in the same period of 2011. Non-GAAP diluted net income per share was $0.10 for the nine months ended September 30, 2012 as compared to non-GAAP diluted net income per share of $0.33 for the nine months ended September 30, 2011.

Other Financial Highlights:

Cash, cash equivalents, and marketable securities as of September 30, 2012 were $207.1 million, an increase of approximately $3.9 million from June 30, 2012 as a result of positive cash flows provided from operating activities.

During the third quarter of 2012, the Company recorded an income tax provision of approximately $3.9 million. As the Company continues to maintain a full valuation allowance against its U.S. deferred tax assets, the Company’s tax provision consists of primarily foreign withholding taxes, current state taxes and foreign taxes.

The Company will host a conference call at 2:00 p.m. PT today to discuss its financial results. The call, audio and slides will be available online at http://investor.rambus.com/events.cfm. A replay will be available following the call on Rambus' Investor Relations website for one week at the following numbers: (855) 859-2056 (domestic) or (404) 537-3406 (international) with ID# 38404730.

(1)	Non-GAAP Financial Information:

In the commentary set forth above and in the financial statements included in this earnings release, the Company presents the following non-GAAP financial measures: customer licensing income, operating costs and expenses, operating income (loss) and net income (loss). In computing each of these non-GAAP financial measures, the Company combined revenue, other patent royalties received but not recognized as revenue and gain from settlement, and excluded charges or gains relating to: stock-based compensation expenses, acquisition-related deal costs and retention bonus expense, amortization expenses, costs of restatement and related legal activities, restructuring charges, impairment charges and non-cash interest expense. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show investors, how the Company’s performance compares to other periods. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release.

The Company’s non-GAAP financial measures reflect adjustments based on the following items:

Customer licensing income. Customer licensing income includes the Company’s measure of the total cash royalties received from its customers under its licensing agreements with them.  Prior to the second quarter of 2011, the Company bifurcated royalty payments that it received from Samsung between revenue and gain from settlement, which was reflected as reducing operating expenses. The Company has combined revenue from its customers, including Samsung, and the gain from the Samsung settlement as customer licensing income to reflect the total amounts received from all of its customers for the periods presented. In addition, customer licensing income includes other patent royalties received but not recognized as revenue. In the second quarter of 2011, a one-time receipt of a patent royalty payment from a customer was not recognized as revenue as not all revenue recognition criteria were met during the period. Upon meeting all of the revenue recognition criteria, the Company recognized this cash payment as revenue in the third quarter of 2011. In the third quarter of 2012, a receipt of a patent royalty payment from a customer was not recognized as revenue as not all revenue recognition criteria were met during the period.  Additionally, since the third quarter of 2011, the Company received patent royalty payments from certain patent license agreements assumed in the acquisition of CRI which were treated as favorable contracts. Cash received from these acquired favorable contracts reduced the favorable contract intangible asset on the Company’s balance sheet. The Company has combined these cash royalty payments as customer licensing income to reflect the total amounts received from its customers.

Stock-based compensation expense. These expenses consist primarily of expenses related to employee stock options, employee stock purchase plans, and employee non-vested equity stock and non-vested stock units. The Company excludes stock-based compensation expense from its non-GAAP measures primarily because they are non-cash expenses that the Company does not believe are reflective of ongoing operating results.  Additionally, given the fact that other companies may grant different amounts and types of equity awards and may use different option valuation assumptions, excluding stock-based compensation expense permits more accurate comparisons of the Company’s results with other peer companies.

Acquisition-related deal costs and retention bonus expense. These expenses include all direct costs of certain acquisitions and the current periods’ portion of any retention bonus expense associated with the acquisitions.  The Company excludes these expenses in order to provide better comparability between periods.

Restructuring charges. These charges may consist of severance, contractual retention payments, exit costs and other charges and are excluded because such charges are not directly related to ongoing business results and do not reflect expected future operating expenses.

Impairment of goodwill and long-lived assets. These charges consist of non-cash charges to goodwill and long-lived assets and are excluded because such charges are non-recurring and do not reduce the Company’s liquidity.

Amortization expense. The Company incurs expenses for the amortization of intangible assets in connection with acquisitions.  The Company excludes these items because these expenses are not reflective of ongoing operating results in the period incurred.  These amounts arise from the Company’s prior acquisitions and have no direct correlation to the core operation of the Company’s business.

Costs of restatement and related legal activities. These expenses consist primarily of investigation, audit, legal and other professional fees related to the 2006-2007 stock option investigation and related litigation, as well as recoveries received from third parties. The Company excludes these costs and recoveries from its non-GAAP measures primarily because the Company believes that these non-recurring costs and recoveries have no direct correlation to the core operation of the Company’s business.

Non-cash interest expense. The Company incurs non-cash interest expense related to its convertible notes. The Company excludes non-cash interest expense related to its convertible notes to provide more accurate comparisons of the Company’s results with other peer companies and to more accurately reflect the Company’s ongoing operations.

Income tax adjustments. For purposes of internal forecasting, planning and analyzing future periods that assumes net income from operations, the Company estimates a fixed, long-term projected tax rate of approximately 36 percent. Accordingly, the Company has applied the 36 percent tax rate to its non-GAAP financial results to assist the Company’s planning for future periods.

On occasion in the future, there may be other items, such as significant gains or losses from contingencies that the Company may exclude in deriving its non-GAAP financial measures if it believes that doing so is consistent with the goal of providing useful information to investors and management.

About Rambus Inc.:

Rambus is one of the world’s premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Additional information is available at www.rambus.com.

RMBSFN

Contacts:

Carolyn Robinson
Public Relations
Rambus Inc.
(408) 462-8717
crobinson@rambus.com

Nicole Noutsios
Investor Relations
Rambus Inc.
(408) 462-8050
nnoutsios@rambus.com

Rambus Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$152,206	$162,244
Marketable securities	54,880	127,212
Accounts receivable	452	1,026
Prepaids and other current assets	9,759	8,096
Deferred taxes	1,807	2,798
Total current assets	219,104	301,376
Intangible assets, net	160,408	181,955
Goodwill	124,969	115,148
Property, plant and equipment, net	84,255	81,105
Deferred taxes, long-term	7,575	7,531
Other assets	5,514	6,539
Total assets	$601,825	$693,654

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,841	$16,567
Accrued salaries and benefits	29,785	31,763
Accrued litigation expenses	10,035	10,502
Other accrued liabilities	13,448	6,479
Total current liabilities	61,109	65,311
Long-term liabilities:
Convertible notes, long-term	143,875	133,493
Long-term imputed financing obligation	45,878	43,793
Other long-term liabilities	20,137	21,263
Total long-term liabilities	209,890	198,549
Total stockholders’ equity	330,826	429,794
Total liabilities and stockholders’ equity	$601,825	$693,654

Rambus Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Revenue:
Royalties	$57,361	$96,216	$175,127	$216,421
Contract revenue	169	4,047	1,481	12,583
Total revenue	57,530	100,263	176,608	229,004
Operating costs and expenses:
Cost of revenue (1)	7,529	7,425	22,032	16,632
Research and development (1)	30,674	32,318	107,415	79,855
Marketing, general and administrative (1)	24,255	48,952	91,283	119,416
Restructuring charges	6,622	—	6,622	—
Impairment of goodwill and long-lived assets	35,471	—	35,471	—
Costs of restatement and related legal activities	79	832	192	2,703
Gain from settlement	—	—	—	(6,200)
Total operating costs and expenses	104,630	89,527	263,015	212,406
Operating income (loss)	(47,100)	10,736	(86,407)	16,598
Interest and other income (expense), net	(12)	172	175	471
Interest expense	(7,121)	(6,350)	(20,420)	(18,462)
Interest and other expense, net	(7,133)	(6,178)	(20,245)	(17,991)
Income (loss) before income taxes	(54,233)	4,558	(106,652)	(1,393)
Provision for income taxes	3,865	4,080	11,552	12,944
Net income (loss)	$(58,098)	$478	$(118,204)	$(14,337)
Net income (loss) per share:
Basic	$(0.52)	$0.00	$(1.07)	$(0.13)
Diluted	$(0.52)	$0.00	$(1.07)	$(0.13)
Weighted average shares used in per share calculation
Basic	110,826	112,334	110,580	109,997
Diluted	110,826	115,552	110,580	109,997

_________
(1) Total stock-based compensation expense for the three and nine month periods ended September 30, 2012 and September 30, 2011 are presented as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Cost of revenue	$5	$90	$20	$499
Research and development	$2,221	$2,775	$7,572	$7,777
Marketing, general and administrative	$2,863	$4,354	$10,438	$13,262

Rambus Inc.
Supplemental Reconciliation of GAAP to Non-GAAP Results
(In thousands)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Revenue	$57,530	$56,215	$100,263	$176,608	$229,004
Adjustments:
Gain from settlement	—	—	—	—	6,200
Other patent royalties received	4,875	1,201	(8,625)	8,490	(1,875)
Total customer licensing income	$62,405	$57,416	$91,638	$185,098	$233,329

Operating costs and expenses	$104,630	$77,964	$89,527	$263,015	$212,406
Adjustments:
Stock-based compensation	(5,089)	(6,215)	(7,219)	(18,030)	(21,538)
Acquisition-related deal costs and retention bonuses	(4,437)	(7,699)	(7,702)	(21,487)	(14,037)
Amortization	(7,977)	(7,943)	(6,927)	(23,536)	(12,909)
Restructuring charges	(6,622)	—	—	(6,622)	—
Impairment of goodwill and long-lived assets	(35,471)	—	—	(35,471)	—
Costs of restatement and related legal activities	(79)	(83)	(832)	(192)	(2,703)
Gain from settlement	—	—	—	—	6,200
Non-GAAP operating costs and expenses	$44,955	$56,024	$66,847	$157,677	$167,419

Operating income (loss)	$(47,100)	$(21,749)	$10,736	$(86,407)	$16,598
Adjustments:
Other patent royalties received	4,875	1,201	(8,625)	8,490	(1,875)
Stock-based compensation	5,089	6,215	7,219	18,030	21,538
Acquisition-related deal costs and retention bonuses	4,437	7,699	7,702	21,487	14,037
Amortization	7,977	7,943	6,927	23,536	12,909
Restructuring charges	6,622	—	—	6,622	—
Impairment of goodwill and long-lived assets	35,471	—	—	35,471	—
Costs of restatement and related legal activities	79	83	832	192	2,703
Non-GAAP operating income	$17,450	$1,392	$24,791	$27,421	$65,910

Income (loss) before income taxes	$(54,233)	$(28,379)	$4,558	$(106,652)	$(1,393)
Adjustments:
Other patent royalties received	4,875	1,201	(8,625)	8,490	(1,875)
Stock-based compensation	5,089	6,215	7,219	18,030	21,538
Acquisition-related deal costs and retention bonuses	4,437	7,699	7,702	21,487	14,037
Amortization	7,977	7,943	6,927	23,536	12,909
Restructuring charges	6,622	—	—	6,622	—
Impairment of goodwill and long-lived assets	35,471	—	—	35,471	—
Costs of restatement and related legal activities	79	83	832	192	2,703
Non-cash interest expense on convertible notes	3,789	3,557	3,254	10,856	9,326
Non-GAAP income (loss) before income taxes	$14,106	$(1,681)	$21,867	$18,032	$57,245
Non-GAAP provision for (benefit from) income taxes	5,078	(606)	7,872	6,491	20,618
Non-GAAP net income (loss)	$9,028	$(1,075)	$13,995	$11,541	$36,627

Non-GAAP basic net income (loss) per share	$0.08	$(0.01)	$0.12	$0.10	$0.33
Non-GAAP diluted net income (loss) per share	$0.08	$(0.01)	$0.12	$0.10	$0.33
Weighted average shares used in non-GAAP per share calculation:
Basic	110,826	110,553	112,334	110,580	109,997
Diluted	117,738	110,553	115,552	117,569	112,525